EXECUTION COPY

May 1, 2012

Mr. Craig S. Donohue
c/o CME Group Inc.
30 South Wacker Drive
Chicago, Illinois 60606

Dear Craig:

This letter agreement (this “Agreement”) will set forth our mutual understanding as to the rights and obligations of you and CME Group Inc. (the “Company”) in connection with your retirement.

In consideration of the mutual promises and agreements set forth below, you and the Company agree as follows:

1. Retirement as Chief Executive Officer. Effective as of the date hereof (the "Retirement Date”), you are retiring as the Company’s Chief Executive Officer and from all other positions that you hold as an officer or employee of the Company and its affiliates. You will also resign from the Board of Directors of the Company (the “Board”) effective as of the Retirement Date, as well as from the board of directors of the CME Group Foundation and the CME Group Community Foundation on such date. You agree to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.

2. Treatment of Compensation. You will receive the following compensation and benefit treatment:

2.1 Payments.

(a) Base Salary; Vacation; COBRA. Through the Retirement Date, you shall continue to receive (i) your annual base salary at its current rate; and (ii) the same benefits as are provided to you as of the date of this letter. Following your Retirement Date, you shall receive payment in respect of your accrued and unused vacation in accordance with the Company’s policies and procedures. You will be offered the opportunity to receive continuation coverage for yourself and your eligible dependents under the Company’s medical plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to eighteen (18) months following the Retirement Date.

(b) Remaining Salary Payments; Other Payment. Subject to the effectiveness of the Release (as defined in Section 4 hereof), the Company shall continue to pay to you your base salary from the Retirement Date through your originally scheduled retirement at the end of the “Agreement Term” (as such term is defined in the Employment Agreement between you and the Company, as amended through April 14, 2011 (the “Employment Agreement”)). Subject to the effectiveness of the Release, such amount (which will equal $669,230 in the aggregate) will be paid to you in equal monthly installments. In addition, within the ten (10) day period following the date the Release becomes irrevocable, the Company shall pay you a lump sum payment in the amount of $100,800. You acknowledge and agree that the payments described in this Section 2.1(b) shall not be subject to deferrals in respect of, or result in any matching, make-whole or other contributions to, any qualified, non-qualified or other benefit plan of the Company.

(c) Annual Incentive Plan. Subject to the effectiveness of the Release, you shall be eligible to receive a cash bonus under the Company’s annual bonus plan (the “AIP”) in respect of the Company’s full 2012 fiscal year, which bonus payment (if any) (i) shall be contingent on the attainment of the established performance metrics for fiscal 2012 under the AIP; (ii) shall not be subject to any continuing employment requirement; and (iii) shall not be pro-rated due to your retirement prior to the end of the 2012 fiscal year. Any such payment shall otherwise be determined and paid in accordance with the Company’s practices with respect to bonuses under the AIP generally.

2.2 Equity Awards.

(a) 2012 Equity Award. Immediately prior to the Retirement Date, you received a grant of equity compensation in respect of 2012 in accordance with the provisions of Section 3(c) of the Employment Agreement (the “2012 Equity Grant”). Such grant has a target grant value (“EIP Target”) of 350% of your annual base salary as in effect on the date hereof (which annual base salary is $1,000,000), which EIP Target is satisfied in the following manner: (i) 50% of the EIP Target amount is satisfied in the form of time-based restricted stock; (ii) 25% of the EIP Target amount is satisfied in the form of nonqualified stock options (with an exercise price equal to the fair market value of the Company’s common stock on the date of grant); and (iii) 25% of the EIP Target amount is satisfied in the form of performance shares tied to the performance of the Company. You agree that the performance goals applicable to the performance shares described in clause (iii) of the preceding sentence shall be determined in accordance with Exhibit A to the Employment Agreement, with 50% of the award vesting based upon annual cash earnings results (which cash earnings goal shall be the same as is applicable to the Company’s senior management team under the annual bonus plan for 2013) and with the remaining 50% vesting based on the TSR results relative to the S&P 500 as set forth in such Exhibit A. Subject to the effectiveness of the Release, (x) the portions of the 2012 Equity Grant which were scheduled to vest solely based on continued employment with the Company will become fully vested effective on the fifth (5th) business day after the date the Release becomes irrevocable, and (y) the portions of the 2012 Equity Grant which were scheduled to vest based on attainment of performance goals will remain outstanding and will vest or be forfeited based upon the attainment of the applicable performance goals. With respect to stock options which become vested pursuant to the preceding sentence, you will have until the fourth anniversary of the Retirement Date to exercise such options. If you fail to execute the Release prior to the deadline described in Section 4 or revoke the Release, the 2012 Equity Grant will be immediately terminated.

(b) Other New Agreement Awards. On the fifth (5th) business day after the date the Release becomes irrevocable, all New Agreement Awards (as defined in the Employment Agreement) other than the 2012 Equity Grant (all New Agreement Awards other than the 2012 Equity Grant together referred to herein as the “Other New Agreement Awards”) shall be subject to the following treatment: (i) the Other New Agreement Awards which were scheduled to vest based on continued employment with the Company will become fully vested (such vesting to be effective on the fifth (5th) business day after the date the Release becomes irrevocable); and (ii) the Other New Agreement Awards which were scheduled to vest based on attainment of performance goals will remain outstanding and will vest or be forfeited based upon the attainment of the applicable performance goals. With respect to Other New Agreement Awards which are stock options and which become vested pursuant to the preceding sentence, you will have until the fourth anniversary of the Retirement Date to exercise such options (or, if earlier, until the expiration of the term of such options). If you fail to execute the Release prior to the deadline described in Section 4 or revoke the Release, the treatment of the Other New Agreement Awards set forth herein shall not apply and such Other New Agreement Awards will be treated in accordance with their existing terms.

(c) Other Equity Awards. Each other equity or equity-based award held by you which is not a 2012 Equity Grant or an Other New Agreement Award will be treated in accordance with its existing terms; provided that any such award which is unvested on the Retirement Date but was scheduled to vest prior to January 1, 2013 based on your continued employment through such date shall become fully vested on the fifth (5th) business day after the date the Release becomes irrevocable. If you fail to execute the Release prior to the deadline described in Section 4 or revoke the Release, the treatment set forth herein shall not apply and such awards will be treated in accordance with their existing terms.

(d) Tax Withholding. Unless otherwise agreed between you and the Company at least five (5) business days prior to the date upon which tax withholding is due with respect to awards (other than stock options) which vest pursuant to the operation of this Section 2.2, the tax withholding obligations with respect to such awards shall be satisfied by withholding a number of shares with a fair market value as of the applicable date equal to such withholding obligations. Tax withholding with respect to the exercise of stock options shall continue to be governed by the terms of the applicable plan and option agreement.

2.3 Employee Welfare and 401(k) Benefits. Upon the Retirement Date, you shall cease to be an active participant in all Company benefit plans. Following the Retirement Date, the Company shall provide to you all employee benefits due to you under the terms of the Company’s benefit plans in which you participate as in effect immediately prior to the Retirement Date in accordance with the terms of such benefit plans, including accrued benefits under the Company’s 401(k) (the “401(k) Plan”), which shall be paid to you in accordance with the terms of the 401(k) Plan.

2.4 Business Expense Reimbursement. The Company shall reimburse you for all reasonable travel, entertainment or other expenses incurred by you prior to the Retirement Date, in accordance with the Company’s expense reimbursement policy. No reimbursement shall be available for expenses incurred following the Retirement Date.

2.5 Other Compensation Matters. You hereby acknowledge that, in connection with your retirement and ceasing to be an employee of the Company, you shall not be entitled to receive from the Company or an affiliate (i) any severance pay or severance benefits; or (ii) any post-termination welfare benefits (other than health care continuation coverage that you may be entitled to elect pursuant to COBRA, it being agreed that the Company shall not be required to reimburse you for any premium payments in respect of such COBRA coverage). Your participation in all Company perquisites shall cease as of the Retirement Date.

3. Restrictive Covenants; Cooperation. You agree that the provisions of Sections 7, 8, 9 and 10 of the Employment Agreement shall survive and continue to apply following the Retirement Date; except that you agree that, in consideration for the payments and benefits to be paid and provided to you hereunder, the non-competition covenant contained in Section 7(b) of the Employment Agreement and the non-solicitation covenant set forth in Section 8(b) of the Employment Agreement shall each be extended and shall apply to you until December 31, 2013. You agree that, following the Retirement Date, you shall comply with the Company’s reasonable requests for cooperation with respect to matters in which you were involved or with respect to which you have relevant knowledge.

4. Release. You hereby acknowledge that the Company’s obligations under Sections 2.1(b), 2.1(c), 2.2(b) and 2.2(c) hereof are in addition to any payments or benefits to which you are entitled under law, contract or otherwise and are contingent upon your timely execution of, and failure to revoke this Agreement, including the release of claims set forth in this Section 4 (the "Release”). In the event that you do not timely execute this Agreement, or if you timely revoke the Agreement as described below, the Company shall have no obligations to you under Sections 2.1(b), 2.1(c), 2.2(b) and 2.2(c) hereof. For purposes of this Section 4, “Releasees” include the Company and its affiliated companies and their officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

4.1 You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referenced as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, that you hold as of the date you sign this Agreement, or at any time previously held against any Releasee, arising out of any matter whatsoever (with the exception of breach of this Agreement). This release specifically includes, but is not limited to, any and all Claims:

(a) Arising out of or in any way related to your employment with or separation from the Company, or any contract or agreement between you and the Company;

(b) Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964, as amended (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Americans with Disabilities Act of 1990, as amended (ADA); the Family and Medical Leave Act of 1993, as amended (FMLA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973; the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act of 1974 (ERISA) (except claims for vested benefits, if any, to which you are legally entitled); the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act, as amended (18 U.S.C. §1514A) (Sarbanes-Oxley Act); the federal Whistleblower Protection Act and any state whistleblower protection statute(s); and the civil rights statute(s) of any state;

(c) Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime and workers’ compensation); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, including, but not limited to, the Employment Agreement; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; assault; battery; fraud; negligence; harassment; retaliation; or wrongful discharge; and

(d) Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time prior to the date you sign this Agreement.

4.2 You agree that, except as set forth or referenced in this Agreement, you are not entitled to any payment or benefits from any of the Releasees, including, but not limited to, any payments or benefits under any plan, program or agreement with any Releasee, including, but not limited to, the Employment Agreement.

4.3 Nothing contained in this Release shall (i) release any claim that cannot be waived under applicable law; (ii) release your rights to any benefits under any employee welfare benefit plan of the Company, the 401(k) Plan, or with respect to the right to elect health care continuation under COBRA; (iii) release any entitlement to or with respect to indemnification which you may have pursuant to the Company’s bylaws, any policy of insurance maintained by the Company, Section 11 of the Employment Agreement or otherwise under law; or (iv) be construed to release your rights under this Agreement or be construed to prohibit or restrict you in any manner from bringing appropriate proceedings to enforce this Agreement. You acknowledge that your execution of this Agreement terminates any claims you previously held to any and all compensation and employee benefits, other than those specifically identified in this Agreement.

4.4 By signing this Agreement, you represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this paragraph 4. You further represent that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.

5. General Provisions.

5.1 Severability. It is the desire and intent of the parties that the provisions of this Agreement and Sections 7, 8 and 9 of the Employment Agreement shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

5.2 Dispute Resolution. In the event of a dispute arising under or relating to this Agreement (other than with respect to Sections 7, 8 or 9 of the Employment Agreement), such dispute shall be subject to the provisions set forth in Section 13 of the Employment Agreement.

5.3 No Admission. By entering into this Agreement, the parties do not admit to, and expressly deny, any wrongdoing.

5.4 Return of Property. You agree to return to the Company, on or within thirty (30) days following the Retirement Date, all files, records, documents, reports, computers and other property of the Company in your possession or control, including, but not limited to, any documents or other materials containing Confidential Information (as defined in the Employment Agreement), and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items. The Company’s obligations under 2.1(b), 2.1(c), 2.2(b) and 2.2(c) hereof shall be subject to your compliance with this Section 5.4.

5.5 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service (including Federal Express), and addressed to you at your last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, attention of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.

5.6 Successors and Assigns. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

5.7 Governing Law; Captions; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without regard to any state’s principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

5.8 Code Section 409A Compliance. The Company and you each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Code and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and you each agree that upon the Retirement Date, you will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Retirement Date separation from service shall instead be paid on the first business day after the date that is six months following the Retirement Date (or death, if earlier). Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Sections 409A of the Code), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in your income. You acknowledge and agree that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

5.9 Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state and local taxes to be withheld by applicable laws or regulations.

5.10 Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

5.11 Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter herein and supersedes all prior agreements, understandings and representations, written or oral, with respect to those subjects, including, but not limited to the, Employment Agreement; provided that Sections 7, 8, 9, 10, 11 and, with respect to dispute resolution, Section 13, of the Employment Agreement shall survive and be enforced in accordance with their terms (as modified by Section 3 of this Agreement). The provisions of this Agreement do not, and shall not be construed to, modify any definition of “retirement” contained in any benefit plan of the Company or an affiliate.

5.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

6. Consultation with attorney; Voluntary Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the Release set forth in Section 4 above, with an attorney of your choice. You also understand and agree that you are under no obligation to consent to the Release. You acknowledge that you have read this Agreement and the Release and understand their terms and that you enter into this Agreement freely, voluntarily, and without coercion. You acknowledge that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the Release set forth in Section 4 above, although you may sign and return it sooner if you so desire. This Agreement will only become effective (subject to your revocation right described below) if you sign and return it prior to the expiration of the twenty-one (21) day period commencing on the date hereof. You further acknowledge that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it (the “Revocation Period”). You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the Revocation Period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following your execution of this Agreement. You further acknowledge and agree that, in the event that you revoke this Agreement, it shall have no force or effect.

SIGNATURE PAGE FOLLOWS

To indicate your understanding and acceptance of the terms set forth in this Agreement, please sign and date this Agreement in the space provided below and return it to me.

Sincerely,

CME Group Inc.

By: /s/ Terrence A. duffy
Date: May 1, 2012
Print Name: Terrence A. Duffy

ACCEPTED AND AGREED:

/s/ Craig S. Donohue Date: May 1, 2012